Exhibit 10.1

EQUITY INCENTIVE PROGRAM

THIS EQUITY INCENTIVE PROGRAM (this “Equity Incentive Program”) is offered by GlyEco, Inc., a Nevada corporation (the “Company”), to [Employee Name], an individual (the “Employee”), effective April 1, 2015 (the “Effective Date”).

BACKGROUND

•	Company is a green chemistry company dedicated to the collection and recycling of waste glycol.

•	Employee is the [Employee Title] of Company’s business.

•
Company wishes to offer to Employee, and Employee wishes to accept from Company, equity in lieu of cash for all or part of Employee’s current salary compensation, according to the terms outlined herein.

NOW, THEREFORE, Company and Employee agree as follows:

PROGRAM DETAILS

1.	Equity Incentive Program. Company offers to Employee, and Employee accepts from Company, the following Equity Incentive Program:

a.	If Employee forgoes 1 to 100% of their current salary compensation, Company shall issue to Employee, at Employee’s election, one of the following:

i.	Five stock options per each dollar of such foregone compensation; or

ii.	Four shares of restricted common stock per each dollar of such foregone compensation.

NOTE: STOCK OPTIONS ARE EXERCISABLE AT ANY TIME DURING YOUR EMPLOYMENT AND FOR A TERM OF TWELVE MONTHS FOLLOWING THE CONCLUSION OF YOUR EMPLOYMENT WITH COMPANY.

NOTE: THE ISSUANCE OF RESTRICTED STOCK IS SUBJECT TO INCOME TAX AT YOUR ORDINARY TAX RATE.  RESTRICTED STOCK MUST BE HELD FOR A TERM OF SIX MONTHS BEFORE IT CAN BE REGISTERED FOR SALE.

2.	Issuance. Company shall issue any stock options or restricted stock due to Employee pursuant to this Equity Incentive Program on the last day of each calendar month.

3.	Stock Option Terms. If Employee elects to receive stock options, the following terms shall apply:

1 of 2

a.	Vesting. All stock options issued pursuant to this Equity Incentive Program shall vest immediately upon issuance.

b.	Exercise Price. All stock options issued pursuant to this Equity Incentive Program shall have an exercise price of $0.24.

c.	Term. All stock options issued pursuant to this Equity Incentive Program shall expire on the tenth anniversary of their date of issuance.

d.	Cashless Exercise. All stock options issued pursuant to this Equity Incentive Program shall have a cashless exercise option.

4.	Restricted Stock Terms. If Employee elects to receive restricted stock, the following terms apply:

a.	Stock Basis. All restricted stock issued pursuant to this Equity Incentive Program shall have a stock basis of $0.24 per share.

5.
Quarterly Profitability Assessment.  At the end of the calendar quarter, Company will calculate its profitability using an adjusted EBITDA (earnings before interest, taxes, depreciation, and amortization) standard. If Company is profitable, it shall proportionally distribute salary back to all employees participating in this program in exchange for equity granted.

6.
Program Duration.  This Equity Incentive Program will remain in effect until (i) June 30, 2015, or (ii) termination of the employment relationship between Company and Employee, whichever occurs first (the “Program Duration”).

7.
Program Participation. Employee hereby agrees to participate in this Equity Incentive Program and to forego $________________ in compensation each month in exchange for _________ for the Program Duration.

THE PARTIES HAVE AGREED TO THIS EQUITY INCENTIVE PROGRAM AS OF THE EFFECTIVE DATE.

[EMPLOYEE NAME]

_________________________

GLYECO, INC.

By: _________________________
Name:  Alicia Williams Young
Title:     CFO

2 of 2